Exhibit 99.1
ARGAN, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS
April 14, 2011 — ROCKVILLE, MD — Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the fourth quarter and year ended January 31, 2011.
In March 2011, Vitarich Laboratories, Inc. (VLI), a wholly owned subsidiary of Argan, sold substantially all of its assets to NBTY, Florida, Inc. As a result, Argan is reporting VLI’s results for the years ended January 31, 2011 and 2010 as discontinued operations. Fiscal year 2012 results will include the net proceeds of the sale transaction.
For the year ended January 31, 2011, net revenues were $182.6 million compared to $218.3 million for the year ended January 31, 2010. Gemma Power Systems LLC and affiliates (Gemma) contributed $174.9 million, or 96% of net revenues in fiscal 2011, compared to $209.8 million, or 96% of net revenues in fiscal 2010.
Argan reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) from continuing operations of $18.1 million for the year ended January 31, 2011 compared to $14.0 million for the prior year. Gemma recorded $22.2 million in EBITDA for fiscal 2011 compared to $17.2 million for fiscal 2010.
Income from continuing operations for fiscal 2011 was $10 million, or $0.73 per diluted share based on 13,709,000 diluted shares outstanding, compared to income from continuing operations for fiscal 2010 of $8.3 million, or $0.60 per diluted share based on 13,766,000 diluted shares outstanding.

Net income for fiscal 2011 was $7.8 million, or $0.57 per diluted share, compared to net income of $7.0 million, or $0.51 per diluted share for fiscal 2010.
For the fourth quarter ended January 31, 2011, consolidated net revenues were $31.8 million compared to $39.6 million in the previous year. Gemma contributed $30.5 million, or 96% of consolidated net revenues for the fourth quarter of fiscal 2011, compared to $37.8 million, or 95% of consolidated net revenues for the fourth quarter of fiscal 2010.
Argan reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) from continuing operations of $3.1 million for the three months ended January 31, 2011 compared to $242,000 in the preceding fiscal year. Gemma recorded $4.4 million in EBITDA for the three months ended January 31, 2011 compared to $1.2 million for the three months ended January 31, 2010.
Income from continuing operations for the three months ended January 31, 2011 was $1.2 million, or $0.09 per diluted share based on 13,684,000 diluted shares outstanding, compared to income from continuing operations of $318,000, or $0.02 per diluted share based on 13,583,000 diluted shares outstanding for the fourth quarter of fiscal 2010.
For the three months ended January 31, 2011, Argan reported net income of $915,000, or $0.07 per diluted share, compared to a net loss of $576,000, or a loss of $0.04 per diluted share for the fourth quarter of fiscal 2010.
Argan had consolidated cash of $83.3 million and restricted cash of $1.2 million as of January 31, 2011. During the current fiscal year, Argan used cash to make final principal payments on long-term debt of $1.8 million. Consolidated working capital increased during the current fiscal year to approximately $73.2 million as of January 31, 2011 from approximately $63.4 million as of January 31, 2010. Consolidated tangible net worth increased to $76.3 million at January 31, 2011 from $66.6 million at January 31, 2010.

Gemma’s backlog as of January 31, 2011 was $291 million compared to $300 million as of January 31, 2010. Gemma was able to replenish a substantial portion of the backlog constructed during fiscal year 2011 due to the signing of a wind project in Illinois and the contributions of increased backlog from contracts to build peaking plants in California and in Connecticut.
Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “Our results for fiscal 2011 were achieved because of the continued strong performance by our dedicated Gemma team. Despite the national decline in demand for electricity due to reduced economic activity as well as the lack of direction from the Federal government on taxation and energy policy, Argan realized a 12% increase in diluted earnings per share in fiscal 2011 as compared to fiscal 2010.”
“Argan expects that for the power plant construction industry in general and for Gemma, in particular, fiscal year 2012 may be more challenging than fiscal year 2011. We are anticipating that the second half of the fiscal year 2012 will show a higher level of activity which we believe will carry over into fiscal year 2013. As energy independence and environmental concerns remain a focus of Federal and local regulatory agencies, we believe Gemma is well positioned to become a market leader in the development of alternative and renewable power facilities.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Quarters Ended January 31,		Years Ended January 31,
	2011	2010	2011	2010
	(unaudited)
Net revenues
Power industry services	$30,463,000	$37,811,000	$174,938,000	$209,814,000
Telecommunications infrastructure services	1,346,000	1,824,000	7,654,000	8,517,000

Net revenues	31,809,000	39,635,000	182,592,000	218,331,000

Cost of revenues
Power industry services	24,407,000	35,519,000	146,976,000	188,983,000
Telecommunications infrastructure services	1,212,000	1,527,000	6,493,000	6,629,000

Cost of revenues	25,619,000	37,046,000	153,469,000	195,612,000

Gross profit	6,190,000	2,589,000	29,123,000	22,719,000
Selling, general and administrative expenses	3,370,000	3,433,000	12,129,000	11,999,000

	2,820,000	(844,000)	16,994,000	10,720,000
Investment income	24,000	19,000	85,000	108,000
Interest expense	(3,000)	(29,000)	(35,000)	(184,000)
Equity in the earnings (loss) of the unconsolidated subsidiary	—	(55,000)	—	1,288,000
Gain from bargain purchase	—	877,000	—	877,000

Income (loss) from continuing operations before income taxes	2,841,000	(32,000)	17,044,000	12,809,000
Income tax (expense) benefit	(1,600,000)	350,000	(7,037,000)	(4,508,000)

Income from continuing operations	1,241,000	318,000	10,007,000	8,301,000
Loss from discontinued operations	(326,000)	(894,000)	(2,233,000)	(1,261,000)

Net income (loss)	$915,000	$(576,000)	$7,774,000	$7,040,000

Earnings per share:
Continuing operations
Basic	$0.09	$0.02	$0.74	$0.61

Diluted	$0.09	$0.02	$0.73	$0.60

Discontinued operations
Basic	$(0.02)	$(0.06)	$(0.16)	$(0.09)

Diluted	$(0.02)	$(0.06)	$(0.16)	$(0.09)

Net income (loss)
Basic	$0.07	$(0.04)	$0.57	$0.52

Diluted	$0.07	$(0.04)	$0.57	$0.51

Weighted average number of shares outstanding:
Basic	13,597,000	13,583,000	13,593,000	13,525,000

Diluted	13,684,000	13,583,000	13,709,000	13,766,000

ARGAN, INC. AND SUBSIDIARIES
Reconciliations to EBITDA
Continuing Operations
(unaudited)

	Quarters Ended January 31,		Years Ended January 31,
	2011	2010	2011	2010

Income from continuing operations	$1,241,000	$318,000	$10,007,000	$8,301,000
Interest expense	3,000	29,000	35,000	184,000
Income tax expense (benefit)	1,600,000	(350,000)	7,037,000	4,508,000
Amortization of purchased intangible assets	87,000	87,000	350,000	350,000
Depreciation and other amortization	134,000	158,000	642,000	617,000

EBITDA	$3,065,000	$242,000	$18,071,000	$13,960,000

Reconciliations to EBITDA
Power Industry Services
(unaudited)

	Quarters Ended January 31,		Years Ended January 31,
	2011	2010	2011	2010

Income before income taxes	$4,205,000	$1,049,000	$21,551,000	$16,493,000
Interest expense	3,000	29,000	35,000	173,000
Amortization of purchased intangible assets	87,000	87,000	350,000	350,000
Depreciation and other amortization	59,000	57,000	287,000	200,000

EBITDA	$4,354,000	$1,222,000	$22,223,000	$17,216,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations from continuing operations. Pursuant to the requirements of SEC Regulation G, the reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
January 31,

	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,292,000	$66,153,000
Restricted cash	1,243,000	5,002,000
Accounts receivable, net of allowance for doubtful accounts	13,099,000	2,698,000
Costs and estimated earnings in excess of billings	1,443,000	12,931,000
Deferred income tax assets	91,000	598,000
Prepaid expenses and other current assets	520,000	2,064,000
Assets held for sale	6,354,000	5,785,000

TOTAL CURRENT ASSETS	106,042,000	95,231,000
Property and equipment, net of accumulated depreciation	1,478,000	1,540,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization and impairment losses	2,908,000	3,258,000
Deferred income tax assets	999,000	1,024,000
Other assets	14,000	104,000
Assets held for sale	625,000	640,000

TOTAL ASSETS	$130,542,000	$120,273,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,555,000	$17,083,000
Accrued expenses	13,035,000	9,609,000
Billings in excess of cost and estimated earnings	9,916,000	1,874,000
Current portion of long-term debt	—	1,833,000
Liabilities related to assets held for sale	1,362,000	1,468,000

TOTAL CURRENT LIABILITIES	32,868,000	31,867,000
Other liabilities	29,000	38,000

TOTAL LIABILITIES	32,897,000	31,905,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,602,227 and 13,585,727 shares issued at January 31, 2011 and 2010, and 13,598,994 and 13,582,494 shares outstanding at January 31, 2011 and 2010	2,040,000	2,038,000
Warrants outstanding	601,000	613,000
Additional paid-in capital	88,561,000	87,048,000
Retained earnings (deficit)	6,476,000	(1,298,000)
Treasury stock, at cost; 3,233 shares at January 31, 2011 and 2010	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	97,645,000	88,368,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$130,542,000	$120,273,000